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                                                                  Exhibit 10.11


April 27, 2005

Eugene J. DiDonato
150 Shaw Road
Brookline, MA 02467

Dear Gene:

Lightbridge, Inc. is exploring strategic alternatives for its TDS business unit, including, without limitation, the possibility of selling the business unit. We recognize this news creates uncertainty for you and other employees. Throughout this process, we ask that you continue to focus on the day-to-day success of the business. In recognition of this challenge, this letter confirms that you are a participant in the following program.

You will be eligible to receive a bonus of $75,000 upon the closing of a strategic transaction (including, without limitation, a sale) with respect to the TDS business unit, provided you are employed by Lightbridge at the date of the closing. This bonus is payable on the first scheduled pay date after the close of such strategic transaction.

I know we can count on your continued active participation as a key member of the team. Thank you, in advance, for your support.

Sincerely,


Robert Donahue
President and CEO




AGREED:         _____________________________________   _______________
                Employee Signature                      Date